Exhibit 3.2

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BYLAWS

OF

LEGG MASON, INC.

February 17, 2020

The bylaws of Legg Mason, Inc., a Maryland corporation (the “Corporation”), amended and restated as of June 12, 2018 (the “Amended and Restated ByLaws”), are hereby amended, pursuant to resolutions duly adopted by the board of directors of the Corporation (this “Amendment”) on the date hereof (the “Effective Date”).

Now, therefore, as of the Effective Date:

1.	The Amended and Restated ByLaws of the Corporation are hereby amended to add a new Article XIV thereto to read as follows:

“ARTICLE XIV

EXCLUSIVE JURISDICTION

Unless the corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in Section 1-101(q) of the MGCL or any successor provision thereof, (b) any derivative action or proceeding brought on behalf of the corporation, (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the corporation to the corporation or to the stockholders of the corporation, (d) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the MGCL or the Charter or these Bylaws, or (e) any other action asserting a claim against the corporation or any director or officer or other employee of the corporation that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the corporation consents in writing to such court. With respect to any proceeding described in the foregoing sentence that is in the Circuit Court for Baltimore City, Maryland, the corporation and its stockholders consent to the assignment of the proceeding to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 or any successor thereof.”

2.	Except as expressly provided in Section 1 of this Amendment, the provisions of the Bylaws shall remain unmodified and in full force and effect.

3.	This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflicts of laws principles.